Exhibit 99.1

Xinhua China Ltd. Clarifies Its New Strategy; Reports Results For First Quarter Based Only on Online Operations

Beijing, December 6, 2006 — Xinhua China Ltd. (OTCBB: XHUA) today clarified its new operating strategy following  econsolidation of its interest in Xinhua Publications Circulation & Distribution Center Co. Ltd in Beijing, China. “We are concentrating our business strategy on the growing opportunity in China for online content distribution, co-publishing and digital rights management,” reported Xianping Wang, president and chief executive officer.

“We expect the connections and channels established within the publishing industry as a result of our interest in Xinhua C & D will help us execute this strategy. We still own 7.98 percent of Xinhua C & D so there is an ongoing relationship there. We anticipate establishing Xinhua China wholly owned subsidiaries as leaders in the digital media industry in China,” Mr. Wang added.

“Our goal is to build our business to include electronic sales, delivery and distribution of media content. We plan to partner with publishers outside of China to provide their content within the country. To become a digital media company we have established one subsidiary and will establish one more. The first is Joannes, intended to be our digital media company to distribute all digital content for Xinhua C & D and others. It anticipates operating its e-commerce portal as
www.geezip.com. It plans to allow customers to purchase electronic and hard copies of books online,” Mr. Wang noted.

“Additionally, we are planning to establish a co-publishing company to secure agreements with Chinese domestic publishers and others outside of China for publishing hard copy and digital works,” he stated.

In announcing results for the first quarter ended September 30, 2006, Mr. Wang noted that because of the deconsolidation of its majority ownership in Xinhua C & D effective May 31, 2006, the first quarter encompasses operations of Joannes only. Therefore, year-to-year comparisons when the year ago quarter included the operations of Xinhua C & D are not comparable, he said.

Net sales for this year’s first quarter totaled $50,220 after discounts and returns versus $16,068,991 in the year ago quarter that included Xinhua C & D. The company had a net loss of $1,295,925 in the quarter this year compared with a net loss of $1,715,896 in the year ago quarter. The company said it is taking actions to cut costs and build the business, including reductions in headcounts and corporate overhead expenses, while developing the Joannes business.

The company announced its pending sale of its Boheng ownership and said that is expected to reduce general and administrative expenses. On September 30, Xinhua China entered an agreement to dispose of its 95 percent equity interest in Boheng for approximately $1.9 million cash. The company received a deposit of $252,000 during the first quarter. The balance is to be paid in interest free installments payable over two years. The transaction is subject to the company receiving consent of the holders of its convertible debentures which has not yet been received, it reported.

The company reported working capital on September 30 of $1.26 million versus $1.22 million at June 30, 2006. It said the reduction in its equity interest in Xinhua C & D discharged its commitment to contribute further capital of $16.7 million into that company. These moves are intended to alleviate the demands on cash flow in the future, it stated. The company currently has a shareholders’ deficiency of $7.92 million.

Cash used in operations, it said, amounted to $657,689 in the first quarter, which primarily paid its general and administrative expenses and those related to Boheng.

About Xinhua China
Xinhua China Ltd. is a US-traded holding company and a US domiciled company with publishing and distribution interests in China. Through its subsidiary, Beijing Joannes Information Technology Co., Ltd., it is entering into the online distribution businesses through existing and new strategic partnerships with both domestic and foreign publishers, authors, and distributors in China.

Safe Harbor Statement
This news release may include forward-looking statements within the meaning of section 27a of the UNITED STATES SECURITIES ACT of 1933, as amended, and section 21e of the UNITED STATES SECURITIES and EXCHANGE ACT of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, Xinhua China’s analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the “safe harbor” provisions of the United States private securities litigation reform act of 1995 and involve risks and uncertainties, which could cause actual results to differ materially from those in the forward-looking statements contained herein.